                                                                Exhibit 99(d)(4)

ORD
BECKLEY SINGLETON, CHTD.
IKE LAWRENCE EPSTEIN
Nevada Bar No. 4594
530 Las Vegas Blvd. South
Las Vegas, NV  89101
Telephone:  702/385-3373
702/385-9447 (fax)

MILBERG WEISS BERSHAD
  HYNES & LERACH LLP
WILLIAM S. LERACH
JOY ANN BULL
DARREN J. ROBBINS
401 B Street, Suite 1700
San Diego, CA  92101
Telephone:  619/231-1058
619/231-7423 (fax)

Attorneys for Plaintiff

                                 DISTRICT COURT

                              CLARK COUNTY, NEVADA

_____________________________________________
PENNSYLVANIA AVENUE PARTNERS,                )
LLC, On Behalf of Themselves and All Others  )  Case No. A455306
Similarly Situated,                          )  Dept No. I
                             Plaintiffs,     )
                                             )  CLASS ACTION
     vs.                                     )
                                             )  FINAL JUDGMENT AND
KING POWER INTERNATIONAL GROUP               )  ORDER OF DISMISSAL WITH
CO., LTD., et al.,                           )  PREJUDICE
                                             )
                              Defendants.    )  Hearing Date: September 15, 2003
                                             )  Hearing Time: 9:00 a.m.

     This matter came before the Court for hearing pursuant to the Order of this Court, dated July 1, 2003, on the application of the parties for approval of the settlement set forth in the Stipulation of Settlement dated as of May 16, 2003 (the "Stipulation"). Due and adequate notice having been given of the settlement as required in said Order, and the Court having considered all papers filed and proceedings had herein and otherwise being fully informed in the premises and good cause appearing therefore, IT IS HEREBY ORDERED, ADJUDGED AND DECREED that:

     1. This Judgment incorporates by reference the definitions in the Stipulation, and all terms used herein shall have the same meanings as set forth in the Stipulation.

     2. This Court has jurisdiction over the subject matter of the Litigation and over all parties to the Litigation, including all members of the Settlement Class.

     3. Pursuant to Rule 23 of the Nevada Rules of Civil Procedure, the Court hereby certifies, for purposes of effectuating this settlement only, a Class of all non-affiliated minority shareholders of King Power common stock at the Effective Time, as defined in the Merger Agreement. Excluded from the Class are the Defendants, the Majority Shareholders, and any person, firm, trust, corporation, or other entity related to or affiliated with any Defendant.

     4. Except as to any individual claim of those Persons (identified in Exhibit 1 hereto) who have validly and timely requested exclusion from the Class, the Litigation and all claims contained therein, as well as all of the Released Claims, are dismissed with prejudice as to the Representative Plaintiffs and the other members of the Settlement Class, and as against the Released Persons. The parties are to bear their own costs, except as otherwise provided in the Stipulation.

     5. Pursuant to Rule 23 of the Nevada Rules of Civil Procedure, this Court hereby approves the settlement set forth in the Stipulation and finds that said settlement is, in all respects, fair, reasonable and adequate to the Representative Plaintiffs, the Settlement Class and each of the Settlement Class Members, in light of the complexity, expense and possible duration of further litigation, the investigation conducted, and the risk and difficulty of establishing liability, causation and damages. This Court further finds the settlement set forth in the Stipulation is the result of arm's-length negotiations between experienced counsel representing the interests of the Representative Plaintiffs, the Settlement Class Members and the Defendants. Accordingly, the settlement embodied in the Stipulation is hereby approved and shall be consummated in accordance with the terms and provisions of the Stipulation.

     6. Upon the Effective Date hereof, the Representative Plaintiffs and each of the Settlement Class Members shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged all Released Claims against the Released Persons.

     7. All Settlement Class Members are hereby forever barred and enjoined from prosecuting the Released Claims against the Released Persons.

     8. Upon the Effective Date hereof, each of the Released Persons shall be deemed to have, and by operation of this Judgment shall have, fully, finally, and forever released, relinquished and discharged each and all of the Settlement Class Members and counsel to the Representative Plaintiffs from all claims (including Unknown Claims), arising out of, relating to, or in connection with the institution, prosecution, assertion, settlement or resolution of the Litigation or the Released Claims.

     9. The Notice of Pendency and Proposed Settlement of Class Action given to the Class was the best notice practicable under the circumstances, including the individual notice to all Members of the Class who could be identified through reasonable effort. Said Notice provided the best notice practicable under the circumstances of those proceedings and of the matters set forth therein, including the proposed settlement set forth in the Stipulation, to all Persons entitled to such notice, and said Notice fully satisfied the requirements of Rule 23 of the Nevada Rules of Civil Procedure and the requirements of due process.

     10. Any plan of allocation submitted by Representative Plaintiffs' Counsel or any order entered regarding the attorneys' fees and expenses shall in no way disturb or affect this Final Judgment and shall be considered separate from this Final Judgment.

     11. Neither the Stipulation nor the settlement contained therein, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the settlement: (i) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or of any wrongdoing or liability of the Defendants, or (ii) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Defendants in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal, or (iii) is or may be alleged or mentioned in any litigation unrelated to the enforcement of the Stipulation. Defendants may file the Stipulation and/or the Judgment from this action in any other action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

     12. Without affecting the finality of this Judgment in any way, this Court hereby retains continuing jurisdiction over (a) implementation of this settlement and any award or distribution of the Settlement Fund, including interest earned thereon; (b) disposition of the Settlement Fund; (c) hearing and determining applications for attorneys' fees and expenses in the Litigation; and
(d) all parties hereto for the purpose of construing, enforcing and administering the Stipulation.

     13. In the event that the settlement does not become effective in accordance with the terms of the Stipulation or in the event that the Settlement Fund, or any portion thereof, is returned to the Defendants, then this Judgment shall be rendered null and void to the extent provided by and in accordance with the Stipulation and shall be vacated and, in such event, all orders entered and releases delivered in connection herewith shall be null and void to the extent provided by and in accordance with the Stipulation.

     IT IS SO ORDERED.

DATED:                                       /s/ Gene T. Porter
       ---------------------                 -----------------------------------
                                             THE HONORABLE GENE T. PORTER
                                             DISTRICT COURT JUDGE

Submitted by:
BECKLEY SINGLETON, CHTD.
IKE LAWRENCE EPSTEIN
Nevada Bar No. 4594

   /s/ Ike Lawrence Epstein
------------------------------
    IKE LAWRENCE EPSTEIN

530 Las Vegas Blvd. South
Las Vegas, NV  89101
Telephone:  702/385-3373
702/385-9447 (fax)

MILBERG WEISS BERSHAD
  HYNES & LERACH LLP
WILLIAM S. LERACH
JOY ANN BULL
DARREN J. ROBBINS


   /s/ Joy Ann Bull
------------------------------
        JOY ANN BULL

401 B Street, Suite 1700
San Diego, CA  92101
Telephone:  619/231-1058
619/231-7423 (fax)

Attorneys for Plaintiffs

                                                                       Exhibit 1


                                                       760 Winslow Drive
                                                       Yuba City, CA  95991-1936
                                                       August 18, 2003


King Power Securities Litigation
RG/2 Claims Administration LLC
One Market Plaza, 20th Floor
Spear Street Tower
San Francisco, CA  94105

Reference: King Power International Group Co. Ltd., et. et al., - Securities Litigation - Case No. 455306. Cusip Nos. 495611 105, 915. (7372C)

Subject:  Exclusion from the Class -

Gentlemen:

     (1)  Roger L. Withington
          Carol A. Withington  CO-TTEES
          Roger & Carol Withington
          Living Trust UA DTD  06/08/00
          760 Winslow Dr.
          Yuba City, CA  95991-1936
          530-673-3488

     (2)  We do not own any King Power International Group Co., Ltd. shares.

We wish to be excluded from the Class Action.

Very truly yours,

(Signed) Roger L. Withington
Roger L. Withington

(Signed) Carol A. Withington
Carol A. Withington, CO-TTEES